Exhibit 3.1
CERTIFICATE OF FORMATION
OF
NEEDLES ACQUISITION LLC
This Certificate of Formation of Needles Acquisition LLC (the “Company”), dated as of February 24, 2011, is being duly executed and filed by Valentina Cassata, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).
FIRST: The name of the limited liability company formed hereby is:
Needles Acquisition LLC
SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle 19801.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle 19801.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Valentina Cassata
Valentina Cassata
Authorized Person